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                                                      Rule 424(b)(2)
                                                      Registration No. 333-60474


PRICING SUPPLEMENT NO. 13 dated June 18, 2002
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001

                          LEHMAN BROTHERS HOLDINGS INC.
                           Medium-Term Notes, Series G
                 Due Nine Months or More From the Date of Issue

CUSIP No.:                    52517PSL6

ISIN:                         US52517PSL66

Specified Currency:           US Dollars

Principal Amount:             US$15,000,000.00

                              Total                                    Per Note

Issue Price:                  US$15,000,000.00                          100.00%

Agent's Commission:           US$75,000.00                                0.50%
                              ------------------------               ----------

Proceeds to Lehman Brothers
       Holdings:              US$14,925,000.00                           99.50%

Agent:                        Lehman Brothers Inc.

Agent's Capacity:             [    ] As agent                 [ X ] As principal

[ ] The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

[ X ] The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

Trade Date:                   June 18, 2002

Original Issue Date:          June 25, 2002

Stated Maturity Date:         July 1, 2022

Amortizing Note:              [    ] Yes              [ X ] No


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[ X ]  Fixed Rate Note        Interest Rate per Annum:   6.75%

[   ] Floating Rate Note      [    ]  CD Rate
                              [    ]Commercial Paper Rate
                              [    ]Federal Funds Rate
                              [    ]LIBOR Telerate
                              [    ]LIBOR Reuters
                              [    ]Treasury Rate:Constant Maturity [] Yes [] No
                              [    ]Prime Rate
                              [    ]J.J. Kenny Rate
                              [    ]Eleventh District Cost of Funds Rate
                              [    ]Other: __________________________

Interest Payment Dates:       Each January 1 and July 1, commencing on January
                              1, 2003

"Accrue to Pay":              [   ] Yes               [ X ] No

Interest Rate Calculation
Agent:                        Citibank, N.A.

Optional Redemption:          The Note may be redeemed prior to Stated Maturity
                              at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100.00% of the principal amount being redeemed, on or after July 1, 2006. Notice of redemption will be given not more than 60 nor less than 30 calendar days prior to the redemption date.

Optional Repayment:           The holder of the Note may not elect repayment of
                              the Note by Lehman Brothers Holdings prior to Stated Maturity.

Extension of Maturity:        Lehman Brothers Holdings may not extend the Stated
                              Maturity Date of the Note.

Form of Note:                 [ X ] Book-entry only (global)   [  ] Certificated

Depository:                   The Depository Trust Company

Authorized Denominations:     $1,000 or any larger whole multiple

Other Terms:                  Not applicable

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                            Clearance and Settlement

Each global certificate representing the Notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Investors may elect to hold their beneficial interests in a global certificate through DTC, Clearstream Banking, Societe Anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in such systems, or indirectly through organizations which are participants in such system. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on DTC's books.

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and accompanying Prospectus.

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.


Lehman Brothers Holdings Inc.

By:      /s/ Bob Gei
    ----------------------------------------
Name:  Bob Gei
Title:   Authorized Officer

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